Exhibit 99.1

908 Devices Reports Second Quarter 2026 Financial Results and Raises Low End of 2026 Revenue Outlook

Revenue increased 23% compared to prior year

Updated full year 2026 outlook reflects 21% to 25% year-over-year growth

BURLINGTON, Mass. – August 11, 2026 – 908 Devices Inc. (Nasdaq: MASS), a core small-cap growth company focused on purpose-built handheld chemical analysis tools for vital health, safety, and defense tech applications, today reported financial results for the quarter ended June 30, 2026.

“We delivered another strong quarter, growing revenue 23% year-over-year, while narrowing our Adjusted EBITDA loss by more than half compared to a year ago,” said Kevin J. Knopp, CEO and Co-founder. “Our momentum with U.S. state and local customers remained particularly strong, representing more than half of our revenue, as agencies modernize to address today's threats and hazards. Our newest FTIR product, VipIR, is leading that charge, and we surpassed our 100th unit shipped since launch. With the same commercial channel behind that momentum, we are now introducing NIRLab to the U.S. market. In just our first 60 days since deal close, we have engaged hundreds of prospects nationwide across more than 30 agencies. With a robust pipeline of opportunities, we are confident in our team's ability to deliver, and we remain committed to the disciplined execution of our strategy.”

Recent Highlights

●	Revenue of $16.1 million for the second quarter of 2026, increasing 23% year-over-year
●	Recurring revenue was $4.9 million, representing 31% of total revenues for the quarter
●	Gross margin was 52% and adjusted gross margin was 57% for the second quarter of 2026, an 85-basis point improvement in adjusted gross margin compared to the second quarter of 2025
●	Net loss from continuing operations was $11.9 million and Adjusted EBITDA loss was $1.9 million for the second quarter of 2026, a reduction of more than 50% year-over-year
●	Ended the quarter with a strong balance sheet, with a cash position of $101.5 million
●	Shipped more than 35 VipIR chemical identification devices in the quarter, including 18 units to a major South Asia law enforcement agency
●	Subsequent to quarter end, secured a $6 million ProtectIR order from a corrections agency in the Asia-Pacific region, further supporting our second-half revenue outlook

Second Quarter 2026 Financial Results

Revenue was $16.1 million for the three months ended June 30, 2026, a 23% increase over the prior year period, driven by an increase in product revenue for VipIR and the addition of NIRLab revenue. The installed base grew 23% year-over-year to 4,101 devices, with 198 devices placed during the second quarter. Recurring revenue represented 31% of total revenues in the quarter.

Gross profit was $8.3 million for the second quarter of 2026, compared to $6.4 million for the corresponding period in the prior year. GAAP gross margin was 52% as compared to 49% for the corresponding prior year period. Adjusted gross profit was $9.2 million for the second quarter of 2026, compared to $7.3 million for the corresponding period in the prior year. Adjusted gross margin was 57%, as compared to 56% for the corresponding prior year period. The increase in adjusted gross margin percentage was primarily driven by higher product revenues, including a shift in channel mix.

Operating expenses were $21.2 million for the second quarter of 2026, compared to $21.5 million for the corresponding prior year period. The decrease of $0.3 million includes a noncash decrease of $0.3 million related to a change in the fair value of the contingent consideration liability.

Net loss from continuing operations was $11.9 million for the second quarter of 2026, compared to a net loss from continuing operations of $12.9 million for the corresponding prior year period. Adjusted EBITDA was a loss of $1.9 million for the second quarter of 2026, compared to a loss of $3.9 million for the corresponding period in the prior year.

Net loss attributable to common stockholders was $11.9 million for the second quarter of 2026, compared to $13.3 million for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $101.5 million as of June 30, 2026, with no debt outstanding. In the second quarter of 2026, $13.5 million of cash and cash equivalents were used for the acquisition of NIRLAB SA and $3.5 million was received from the release of the escrow from the desktop divestiture.

2026 Guidance

908 Devices updates its full year revenue guidance range to $68.0 million to $70.0 million (from $67.0 million to $70.0 million previously), raising the low end of the range and representing 21% to 25% growth compared to 2025 revenue.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2026 financial results before market open on Tuesday, August 11, 2026 at 8:30 am Eastern Time. A webcast of the conference call can be accessed in the Investor Relations section of 908devices.com. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers in vital health, safety and defense tech applications, addressing the fentanyl and illicit drug crisis, toxic carcinogen exposure, and global security threats. The Company designs and manufactures innovative products that bring together the power of complementary analytical technologies, software automation, and machine learning. For more information, visit www.908devices.com.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

●	Adjusted gross profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
●	Adjusted gross margin is defined as adjusted gross profit expressed as a percentage of total revenue.
●	Adjusted EBITDA is defined as net income (loss) from continuing operations excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth and future business prospects and market opportunities. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC) which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor and Media Contact:

Barbara Russo

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Product revenue	$12,974	$9,577	$23,711	$18,106
Service and contract revenue	3,100	3,458	5,745	6,707
Total revenue	16,074	13,035	29,456	24,813
Cost of revenue:
Product cost of revenue	6,412	5,323	11,573	10,048
Service and contract cost of revenue	1,319	1,339	2,658	2,850
Total cost of revenue	7,731	6,662	14,231	12,898
Gross profit	8,343	6,373	15,225	11,915
Operating expenses:
Research and development	3,598	4,405	7,069	8,234
Selling, general and administrative	11,112	10,337	21,027	20,576
Change in fair value of contingent consideration	6,442	6,792	12,823	9,291
Total operating expenses	21,152	21,534	40,919	38,101
Loss from operations	(12,809)	(15,161)	(25,694)	(26,186)
Other income, net	861	2,324	1,791	3,512
Loss from continuing operations before income taxes	(11,948)	(12,837)	(23,903)	(22,674)
Income tax benefit (expense), net	54	(71)	54	(71)
Net loss from continuing operations	(11,894)	(12,908)	(23,849)	(22,745)
Net income (loss) from discontinued operations, net of tax	—	(398)	—	53,042
Net income (loss) attributable to common stockholders	$(11,894)	$(13,306)	$(23,849)	$30,297
Net income (loss) from continuing operations per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.36)	$(0.64)	$(0.64)
Net income (loss) from discontinued operations per share attributable to common stockholders, basic and diluted	$—	$(0.01)	$—	$1.49
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.37)	$(0.64)	$0.85
Weighted average common shares outstanding
Basic and diluted	37,727,668	35,877,947	37,275,671	35,633,573

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash, cash equivalents and marketable securities	$101,531	$112,970
Accounts receivable, net	11,710	11,327
Inventory	14,372	12,990
Prepaid expenses and other current assets	4,407	7,272
Total current assets	132,020	144,559
Operating lease, right-of-use assets	4,009	4,397
Property and equipment, net	4,605	4,232
Goodwill	11,055	—
Intangible, net	45,115	36,412
Other long-term assets	734	471
Total assets	$197,538	$190,071
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,472	$8,424
Deferred revenue	10,711	8,934
Operating lease liabilities and other liabilities	30,239	16,706
Total current liabilities	49,422	34,064
Deferred revenue, net of current portion	11,012	8,331
Contingent consideration, net of current portion	5,860	—
Other long-term liabilities	4,478	3,977
Total liabilities	70,772	46,372
Total stockholders' equity	126,766	143,699
Total liabilities and stockholders' equity	$197,538	$190,071

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Gross Profit (GAAP)	$8,343	6,373	15,225	11,915

Intangible amortization	734	634	1,369	1,269
Acquisition and integration costs	-	-	-	50
Restructuring	-	222	-	288
Stock-based compensation	107	107	262	223

Adjusted Gross Profit (Non-GAAP)	$9,184	$7,336	$16,856	$13,745

Gross Margin Percentage (GAAP)	52%	49%	52%	48%

Adjusted Gross Margin Percentage (Non-GAAP)	57%	56%	57%	55%

Reconciliation from Net Income (Loss) from Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net Loss from continuing operation (GAAP)	$(11,894)	(12,908)	(23,849)	(22,745)

Adjustments:
Other income, net	(861)	(2,324)	(1,791)	(3,512)
Benefit (Provision) for income taxes	(54)	71	(54)	71
Depreciation	442	260	848	551
Intangible amortization	928	713	1,661	1,426
Acquisition and integration costs	696	-	1,134	640
Restructuring	-	1,173	-	1,266
Stock-based compensation	2,313	2,337	4,712	4,557
Change in fair value of NIRLAB holdback shares	64	-	64	-
Change in fair value of contingent consideration	6,442	6,792	12,823	9,291

Adjusted EBITDA (Non-GAAP)	$(1,924)	$(3,886)	$(4,452)	$(8,455)